Exhibit 15.10

Consent of DeGolyer and MacNaughton

We consent to the reference to DeGolyer and MacNaughton in the form and context in which it appears in the Annual Report on Form 20-F of CNOOC Limited, for the year ended December 31, 2020, to the inclusion herein of our report dated January 22, 2021, concerning our opinion on the proved reserves as of December 31, 2020, for CNOOC Limited, and to the incorporation by reference in any Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees previously filed with the Securities and Exchange Commission.

Submitted,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716

Dallas, Texas

March 17, 2021